Exhibit 99.B(d)(1)(E)

January 1, 2007

ING Investors Trust

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

By our execution of this letter agreement, we hereby notify you that, during periods when any current and future series of ING Investors Trust and ING Partners, Inc. (the “Funds”) are managed by Directed Services, LLC (“DSL”) and sub-advised by ING Investment Management Co. invests in ING Institutional Prime Money Market Fund or any other affiliated money market fund as we may identify in writing (the “Underlying Fund”), DSL will waive fees with respect to the assets invested in the Underlying Fund. The waiver will be equal to the advisory fee received by ING Investments, LLC from the Underlying Fund attributable to the assets that the Fund invests in the Underlying Fund.

Please indicate your agreement to this Waiver by executing below in the place indicated.

Very sincerely,

By:	/s/Todd Modic
Todd Modic
Vice President
Directed Services, LLC

Agreed and Accepted:

ING Investors Trust

ING Partners, Inc.

(on behalf of the Funds)

By:	/s/Robert S. Naka
Robert S. Naka
Executive Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	Directed Services, LLC